UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 6, 2019

PolyOne Corporation

(Exact Name of Registrant as Specified in Its Charter)

Ohio	1-16091	34-1730488
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

PolyOne Center

33587 Walker Road

Avon Lake, Ohio 44012

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (440) 930-1000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 6, 2019, the Board of Directors (the “Board”) of PolyOne Corporation (the “Company”) increased its size from ten to eleven and elected Dr. Patricia Verduin as director, effective immediately. Dr. Verduin will serve for an initial term ending at the Company’s 2019 Annual Meeting of Shareholders. Dr. Verduin was also named to the Environmental, Health and Safety Committee of the Board.

Dr. Verduin, 59, has been the Chief Technology Officer for Colgate-Palmolive Company since 2011. From 2007 to 2011, Dr. Verduin was Colgate-Palmolive Company’s Vice President, Research and Development. Prior to joining Colgate-Palmolive Company, Dr. Verduin served as Senior Vice President and Chief Science Officer, Grocery Manufacturers Association from 2006 to 2007, as Senior Vice President of Product Quality and Development, ConAgra Foods, Inc. (now Conagra Brands, Inc.) from 2002 to 2006, and as Senior Vice President of Research and Development, Grocery Products Development, ConAgra Foods, Inc. from 2000 to 2002.

As a non-employee director, Dr. Verduin will receive compensation in the same manner as the Company’s other non-employee directors, which includes an annual retainer of $230,000 consisting of $100,000 in cash and $130,000 in value of fully vested common shares. The Company entered into an Indemnification Agreement with Dr. Verduin. The Indemnification Agreement is in the same form as the form indemnification agreement for directors that the Company previously reported the Board had approved on a Current Report on Form 8-K, filed with the Securities and Exchange Commission on July 5, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

POLYONE CORPORATION

By:	/s/ Lisa K. Kunkle
Lisa K. Kunkle Senior Vice President, General Counsel and Secretary

Date: March 7, 2019